Exhibit 99

TeleCommunication Systems, Inc. Reports Fourth Quarter And Fiscal 2003 Results

Company Earns $0.05 per share (basic) or $0.04 Per Share (Diluted) In Fourth Quarter — Second Consecutive Profitable Quarter; Revenue & Customer Base Expanding with Recently Completed Acquisition

ANNAPOLIS, Md., Feb. 5 /PRNewswire-FirstCall/ — TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in wireless data technology, today announced results for the quarter and fiscal year ended December 31, 2003.

TCS reported total fourth quarter revenue of $24.4 million, bringing full year 2003 revenue to $92.1 million, consistent with 2002 total revenue of $92.0 million. For the quarter, revenues were comprised more from the Network Software segment and less from the Network Solutions segment than management expected at the end of the third quarter. For the year, the company’s Service Bureau segment revenue grew 43% to $34.1 million, up from $23.9 million in 2002, reflecting increased deployments of the company’s wireless E9-1-1 service. Network Solutions revenue grew to $43.3 million, up 6% from $41.0 million reported for 2002. These increases were offset by lower Network Software revenue of $14.7 million, down from $27.1 million in 2002 due to the absence of a large project like the company’s major location platform deployment in Europe and the Pacific in 2002, and generally lower carrier spending during the year.

Total year-end backlog including the Enterprise division is now approximately $93 million, compared to $87 million at September 30, 2003.

Gross profit for the fourth quarter of 2003 was $12.6 million compared to $11.8 million in the third quarter, and $10.7 million in the fourth quarter of 2002. Full year gross profit totaled $40.9 million, a 17% increase over 2002 gross profit of $35.1 million.

In the fourth quarter 2003, the company began to report Adjusted Operating Income/(Loss), excluding non-cash charges, a measure that management believes, in conjunction with the complete financial statements, is helpful in assessing the operating performance of the company. For the fourth quarter of 2003, the company reported Adjusted Operating Income of $3.7 million up from $2.9 million, for the third quarter 2003. For the second half of 2003, Adjusted Operating Income was $6.6 million compared to an Adjusted Operating Loss of ($2.4) million, in the first half and Adjusted Operating Income of $2.0 million, in the second half of 2002. For the full year 2003, the company reported Adjusted Operating Income of $4.2 million.

TCS reported GAAP net income for the fourth quarter of $1.4 million, or $0.05 per share, basic (or $0.04 per share, diluted), which compares to third quarter 2003 net income of $0.5 million, or $0.02 per share, basic and diluted, and fourth quarter 2002 net loss of ($1.8) million, or ($0.06) per share. For the second half of 2003, GAAP net income was $2.0 million, or $0.07 per share, compared to a net loss of ($15.4) million or ($0.52) per share in the first half and a net loss of ($4.4) million or ($0.15) per share in the second half of 2002. For the full year of 2003, the company reported a GAAP net loss of ($13.5) million, or ($0.45) per share, an improvement from the full year 2002 net loss of ($17.8) million, or ($0.61) per share.

“We are pleased with the company’s progress in improving profitability from our carrier and government business segments in 2003,” commented Maurice B. Tose, TCS’ Chairman,

President and CEO. “More important, we have substantially improved our strategic position as a wireless data leader through our recent acquisition of the Enterprise Mobility Solutions division of Aether Systems, Inc. And we have added to our patent portfolio and achieved a prestigious quality certification. As management guided a year ago, we achieved positive net income by mid-2003. Our backlog is strong at $93 million and, while we may continue to experience lumpiness in our quarterly results due mainly to customer buying patterns in our Network Solutions segment, we are now focused on our full year profit goal for 2004.”

TCS ended the fourth quarter with almost $19 million in cash and cash equivalents, up from $16 million at September 30. Mr. Tose observed, “In addition to increasing our cash balance through operations, we were able to finance the acquisition of our Enterprise Mobility Solutions segment and our fixed asset additions without adversely impacting our cash position.”

OPERATIONAL HIGHLIGHTS

Service Bureau
For the fourth quarter of 2003 our Service Bureau business generated $9.4 million of revenue. TCS Service Bureau business is made up of wireless enhanced 9-1-1 (E9-1-1) location information integration services to wireless carriers and Public Safety Answering Points (PSAPs), and hosted inter-carrier text messaging services provided to wireless carriers and text message distributors. As one of only two major wireless E9-1-1 service providers in the U.S., TCS plays a major role in key public safety initiatives.

TCS has now contracted with 27 wireless carriers, including 5 of the top 10, to provide Phase I and Phase II wireless E9-1-1 service. For almost all of these carriers, TCS is providing its comprehensive E9-1-1 deployment and technical solutions, which include precise location technology, Public Safety Answering Point (PSAP) integration, data management and provisioning, Automatic Location Information (ALI) services, ongoing call routing and monitoring, and cost recovery and billing services.

As of December 31, 2003, the number of PSAP connections served by TCS increased to approximately 3,900, an increase of 34% over the 2,900 PSAP connections served as of year-end 2002. The company is aggressively rolling out Phase I and Phase II E9-1-1 services for its wireless carrier customers, meeting regulatory deadlines and responding to PSAP requests for deployments as the local government call centers declare themselves ready.

Software Systems
For the fourth quarter, TCS reported total Network Software revenue of $5.0 million, the highest quarterly total in 2003. These systems include our Wireless Internet Gateways™, Short Message Service (SMS) Centers, and Xypoint® Location Platforms (XLPs).

Network Solutions Fourth quarter revenue from the company’s Network Solutions business segment was $10.0 million, bringing full year 2003 Network Solutions revenue to $43.3 million. While the year over year revenue and profit contribution from this segment has steadily trended upward, quarter-to-quarter results have historically been irregular based largely on the timing of project orders for systems deliverable in three to six month timeframes. Second half revenue has tended to be higher than first half, which we ascribe to various budget considerations of the government units that are large customers. This business segment develops fixed and transportable wireless data communications systems requiring high reliability and security to government customers using cellular, satellite, and terrestrial networks as well as multiple systems integration projects for government agencies.

The segment also expanded its teleport capacity by acquiring a facility in Manassas, VA during the quarter. With our Baltimore and Manassas facilities, we are now able to profitably serve our customers under existing contracts by “seeing” multiple satellites simultaneously.

Enterprise Segment
Effective January 1, 2004, the company acquired the Enterprise Mobility Solutions division of Aether Systems, Inc. for total consideration of approximately $19 million, net of cash acquired. This acquisition accelerates carriers’ ability to deploy integrated mobile messaging and location products to enterprise customers through TCS. The company is now able to combine Aether’s behind- the-enterprise-firewall Aether Fusion™ platform with TCS’ inside- the-carrier-network Voyager™ platform for secure enterprise, government and consumer applications. In particular the combination enables us to offer next generation alerts, information exchange, and asset location tracking as significant extensions of the already powerful capabilities offered to Corporate Express, Office Depot, Staples and other logistics/asset management customers.

TCS is now applying its leading wireless messaging and location- based technology expertise and its wireless carrier relationships to solidify and expand our Enterprise mobility offerings. Current and prospective TCS customers now have a single source for cost-saving solutions that integrate their messaging, synchronization and web technologies for existing or future applications on phones, PDAs and other common handheld devices across current and next generation wireless networks.

The Enterprise segment brings to TCS an impressive base of 1,200 enterprise customers, more than 60,000 wireless data users, leading applications for logistics, financial services and the mobile office, and 112 employees. Revenue from this business was approximately $53 million in 2003. Gregg Smith, President of Aether’s EMS division since October 2002, will continue to lead the division in a similar role for TCS. The division will continue to operate from its current location in Owings Mills, MD. and its European offices in the UK, Spain, Sweden and the Netherlands.

TL 9000 Certification
During the fourth quarter of 2003, TCS’ Seattle operations E9-1-1 Service Bureau was awarded TL 9000 quality certification through an audit by an independent third party in accordance with the standard, establishing TCS as one of a distinctive list of wireless services companies certified under this leading-edge telecommunications quality program.

TL 9000 is the telecommunication industry’s quality system standard that expands the requirements of the International Standards Organization’s (ISO) 9000 quality management standard in use by industries worldwide. It is the world’s first industry-specific standard to define requirements for quality management systems and provide members with a set of performance-based measures used in determining “best-in-class” performance rankings for industry products and services.

Patents
During the quarter the U.S. Patent and Trademark office awarded two additional patents to TCS: “Inter-Carrier Short Messaging Service Providing Phone Number Only Experience” and “Culled Satellite Ephemeris Information For Quick Assisted Global Positioning System (GPS) Location Determination.” These two patents together with those acquired via the Aether Enterprise asset purchase brings the company’s total to 11 issued U.S. patents regarding wireless messaging and location applications, and over 70 U.S. patent applications pending.

FINANCIAL DETAILS

*	Total revenue was $24.4 million in the fourth quarter of 2003, down 13% sequentially and down 13% from the fourth quarter of 2002, primarily due to significant Swiftlink deployments in the third quarter of 2003 and fourth quarter of 2002. For the full year of 2003, TCS revenue totaled $92.1 million, up slightly from 2002 revenue of $92.0 million, reflecting 43% growth in the Service Bureau business and 6% growth in Network Solutions, offsetting the lower Network Software segment revenue.

For the fourth quarter, the company’s Network Software revenue from carrier licenses and related software maintenance and deployment services was $5.0 million, compared to $3.7 million revenue in the third quarter of 2003. Revenue in the quarter was primarily from messaging application enhancements and licensed capacity additions. For fiscal year 2003, total Network Software revenue decreased 46%, from $27.1 million in 2002 to $14.7 million in 2003.

TCS’ Service Bureau revenue, which includes wireless E9-1-1 services and hosted inter-carrier text message distribution services, totaled $9.4 million in the quarter ended December 31, 2003, representing a 7% increase over third quarter 2003 revenue of $8.8 million and a 43% increase over fourth quarter 2002 revenue of $6.6 million. For the full year of 2003, Service Bureau revenue totaled $34.1 million, up 43% from 2002 total Service Bureau revenue of $23.9 million. Service Bureau revenue growth in the quarter and for the year was mainly due to deployments of Phase I and Phase II E9-1-1 services under the company’s existing 3 to 5 year contracts with wireless carriers.

TCS’ Network Solutions revenue from systems integration and digital network communications projects largely for government customers, generated revenue of $10.0 million in the fourth quarter of 2003, down from a record $15.7 million in the prior quarter, and from $14.1 million in the fourth quarter of 2002. The decreased Network Solutions revenue for the quarter reflects the variability of project timing for the company’s government customers. For the full year of 2003, Network Solutions revenue grew 6% to $43.3 million from 2002 revenue of $41.0 million. For the second half of 2003, solutions revenue was 46% higher than the first half, a pattern similar to 2002, when second half solutions revenue was also higher than first half.

*	Total gross profit (revenue minus direct cost of revenue) was $12.6 million in the fourth quarter of 2003, up from $11.8 million in the third quarter of 2003. Total gross profit margin prior to amortization of software development costs was 51.6% in the fourth quarter, compared to third quarter gross profit margin of 41.8%. This increase in gross margin primarily reflects continued increases in the company’s Network Solutions gross margins, as well as favorable margins from Network Software revenue.

The gross profit margin from Network Software in the fourth quarter 2003 was 68%, up from third quarter 2003 gross margin of 52%, due to a higher proportion of revenue from high margin licenses versus software services and ancillary equipment. Service Bureau gross margin was 56% in the fourth quarter of 2003, compared to 53% in the third quarter, reflective of increasing economies of scale in the operations of the Service Bureau model.

The gross profit for the company’s Network Solutions business segment was $3.9 million in the fourth quarter of 2003, compared to $5.2 million in third quarter 2003. The gross profit margin in this segment was 39% in the fourth quarter of 2003, compared to 33% in the third quarter of 2003, reflecting higher than average gross profit margins from increased teleport service business during the quarter.

*	Operating expenses. The company’s research and development expenses of $4.2 million for the quarter were consistent with $4.1 million in the third quarter and $4.3 million in the fourth quarter of 2002. Sales, marketing, general and administrative expenses were $5.2 million in fourth quarter 2003, compared to $4.8 million in third quarter 2003 and $5.4 million in fourth quarter of 2002, reflecting continuing cost control and efficiency improvement. For the full year, operating expenses are lower in 2003 than in 2002 by $2.2 million.

*	Adjusted Operating Income was $3.7 million, up from $2.9 million for the third quarter 2003, and from $1.2 million in the fourth quarter 2002.

*	Net income for the fourth quarter of 2003 was $1.4 million, or $0.05 per share, basic ($0.04 per share, diluted), representing the second consecutive quarter of positive EPS, compared to net income of $0.5 million, or $0.02 per share, basic and diluted, in the third quarter of 2003, and a net loss of ($1.8) million, or ($0.06) per share in the fourth quarter of 2002. Fourth quarter results include $700,000 reported as other income resulting from an insurance recovery arising from a theft. Per share figures were computed on the basis of weighted average shares of 30.2 million in Q4-03 (34.2 million diluted), 29.8 million in Q3-03 (33.7 million diluted), and 29.5 million in Q4-02.

*	The Balance Sheet at the end of the fourth quarter reflected $18.8 million of cash and cash equivalents prior to the acquisition of Enterprise Mobility Solutions, an increase of $2.7 million from $16.1 million as of September 30, 2003.

*	Cash flows for the fourth quarter of 2003 included $3.7 million of Adjusted Operating Income. In the quarter, we borrowed $2.5 million under the terms of our Equipment Loan with Silicon Valley Bank, plus entered into a note and financing leases totaling $1.9 million to fund specific equipment purchases. We used $3.0 million for fixed asset additions and $1.6 million for principal repayments of debt and financing leases, and $0.8 million for higher working capital.

CONFERENCE CALL

The company has scheduled a conference call for today, Thursday, February 5, 2004 at 5:00 PM ET. During the call, Maurice B. Tose, Chairman, President and CEO, and Tom Brandt, Senior Vice President and CFO, will discuss fourth quarter results and other corporate information. Investors can call 1-800-240-4186 (domestic) and 1-303-262-2191 (international) prior to the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose. A replay of the call will be available on Thursday, February 5, 2004 beginning at 7:00 PM EST and will be accessible until Thursday, February 12, 2004 at 11:59 PM EST. The replay call-in number is 1-800-405-2236 for domestic callers and 1-303-590-3000 for international listeners. The access number is 568351#. The conference call will also be broadcast simultaneously on the company’s web site, www.telecomsys.com. Investors should click on the Investor Info tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the TCS website.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS)(Nasdaq: TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS’ wireless data offerings range from providing location-based Enhanced 9-1-1 services and messaging infrastructure to wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

This press release discloses the company’s Adjusted Operating Income/(Loss), excluding non-cash charges, which may be considered a non-GAAP financial measure. As used herein, “GAAP” refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The company believes that Adjusted Operating Income/(Loss), excluding non-cash charges is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the company’s availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income (loss), operating income (loss), cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the company’s adjusted operating income, excluding non-cash charges to the company’s net income (loss), which we believe to be the nearest GAAP measure has been included in the attached Consolidated Statements of Operations.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward- looking include, but are not limited to, the company is now focused on attaining or exceeding its full year profit goal for 2004; Mr. Tose’s comment that the company has sufficient capital for the execution of its business plan; that TCS expects to apply leading wireless technology expertise to solidify and expand Aether’s enterprise mobility solutions; and statements regarding the potential applications of the combined companies’ technologies for the benefit of its customers.

The actual results realized by the company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software without any errors or defects, (vii) protect its intellectual property rights, (viii) implement its sales and marketing strategy, and (ix) successfully integrate the assets and personnel of acquired entities, such as those of the Aether Enterprise business. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue
Network software
Network software licenses	$3,732	$5,509	$9,164	$16,552
Network software services	1,317	1,830	5,513	10,576

Network software total	5,049	7,339	14,677	27,128
Service bureau	9,384	6,558	34,081	23,881
Network solutions	10,013	14,121	43,307	41,036

Total revenue	24,446	28,018	92,065	92,045
Operating costs and expenses
Direct cost of network software	1,635	2,619	6,458	13,112
Direct cost of service bureau	4,126	4,083	16,231	13,468
Direct cost of network solutions	6,139	10,583	28,492	30,371
Research and development	4,244	4,328	16,932	17,047
Sales and marketing	2,243	2,404	8,917	10,029
General and administrative	2,916	2,992	11,251	12,235
Non-cash stock compensation expense	327	258	1,501	1,554
Depreciation and amortization of property and equipment	1,667	1,398	6,612	6,156
Amortization of software development costs	108	1,211	9,035	4,831
Amortization of Xypoint tradename	116	138	531	553

Subtotal non-cash expenses	2,218	3,005	17,679	13,094

Total operating costs and expenses	23,521	30,014	105,960	109,356

Income/(loss) from operations	925	(1,996)	(13,895)	(17,311)
Interest income/(expense), net	(295)	105	(967)	(513)
Other income/(expense), net	818	53	1,376	(14)

Net income/(loss)	$1,448	$(1,838)	$(13,486)	$(17,838)

Earnings/(loss) per share, basic	$0.05	$(0.06)	$(0.45)	$(0.61)

Earnings/(loss) per share, diluted	$0.04	$(0.06)	$(0.45)	$(0.61)

Weighted average shares outstanding- basic	30,186	29,493	29,796	29,149

Weighted average shares outstanding- diluted	34,179	29,493	29,796	29,149

	As Reported	Acquired	Pro Forma
	12 months	Assets	12 months
	2003	(approx)	2003
Pro Forma revenue as if Enterprise assets acquired 1/1/03:
Software systems	$27,128	$3,500	$30,628
Service bureau and subscriber	23,881	49,500	73,381
Solutions	41,036	—	41,036

Total revenue	$92,045	$53,000	$145,045

Adjusted Operating Income/(Loss), excluding non-cash charges, is calculated by adjusting GAAP net income/(loss) to exclude the effects of non-cash compensation expense, depreciation and amortization, amortization of software development costs, and amortization of the Xypoint tradename. Management believes that this measure, in conjunction with the complete Statement of Operations, is helpful in assessing the operating performance of the Company. A reconciliation to net income follows:

Net income/(loss)	$1,448	$(1,838)	$(13,486)	$(17,838)
Add back non-cash expenses	2,218	3,005	17,679	13,094

Adjusted operating income/(loss), excluding non-cash expenses	$3,666	$1,167	$4,193	$(4,744)

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2003	2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,785	$27,402
Accounts receivable	20,601	22,911
Unbilled receivables, net	8,469	6,987
Other current assets	3,572	1,675

Total current assets	51,427	58,975

Property and equipment, net	11,449	11,814
Software development costs, net	518	7,688
Goodwill and acquired intangibles, net	—	530
Other assets	1,886	1,457

Total assets	$65,280	$80,464

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,148	$19,669
Deferred revenue	1,683	2,846
Current portion of capital leases and notes payable	7,852	4,770

Total current liabilities	21,683	27,285

Capital leases and notes payable, less current portion	6,746	5,543

Total stockholders’ equity	36,851	47,636

Total liabilities and stockholders’ equity	$65,280	$80,464